EXHIBIT 99.2

Source Interlink Announces Fiscal 2008 Second Quarter Results

— Acquisition of Enthusiast Media Provides Engine for Growth —

BONITA SPRINGS, FL, September 10, 2007 — Source Interlink Companies, Inc. (Nasdaq: SORC), one of the largest publishers of magazines and online content for enthusiast audiences and a leading distributor of DVDs, CDs, magazines, games and books today announced financial results for the fiscal 2008 second quarter ending July 31, 2007.

	GAAP Results ($ in millions)			Adjusted Results* ($ in millions)
	2Q08	2Q07	% Change	2Q08	2Q07	% Change

Revenue	$434.1	$433.3	0.2%	$434.1	$433.3	0.2%
Magazine Fulfillment	228.5	223.2	2.4%	228.5	223.2	2.4%
CD/DVD Fulfillment	195.2	198.2	(1.5)%	195.2	198.2	(1.5)%
In-Store Services	10.5	11.9	(12.0)%	10.5	11.9	(12.0)%

Operating Income	$6.6	$8.2	(19.5)%	$10.4	$11.8	(11.9)%
Income from continuing operations	$2.4	$3.2	(25.0)%	$4.7	$5.4	(13.7)%
EPS - Diluted	$0.04	$0.06	(33.3)%	$0.09	$0.10	(10.0)%

	GAAP Results ($ in millions)			Adjusted Results* ($ in millions)
	1H08	1H07	% Change	1H08	1H07	% Change

Revenue	$909.6	$881.2	3.2%	$909.6	$881.2	3.2%
Magazine Fulfillment	462.4	418.2	10.6%	462.4	418.2	10.6%
CD/DVD Fulfillment	426.0	438.9	(2.9)%	426.0	438.9	(2.9)%
In-Store Services	21.1	24.1	(12.4)%	21.1	24.1	(12.4)%

Operating Income	$15.4	$14.9	3.7%	$22.5	$22.2	1.4%
Income from continuing operations	$5.7	$6.1	(7.3)%	$9.9	$10.3	(4.2)%
EPS - Diluted	$0.11	$0.12	(8.3)%	$0.19	$0.19	0.0%

*                   Please see “Financial Highlights” section of this press release for definition and reconciliation of non-GAAP financial measures.

“First-half fiscal 2008 financial performance remains on track with the Company’s plan for the year,” said Michael R. Duckworth, Chairman of Source Interlink. “Our magazine and DVD/CD segments are showing the benefits of scale, executing on acquisition synergies, expanding customer relationships, adding new retailers and entering partnerships that boost Source’s market share and product offerings.”

“Meanwhile, our August 1 acquisition of Enthusiast Media lays the foundation for expanded revenue and future growth, as the Company is transformed into a leading special interest publisher and content provider,” he added. “We’ve diversified our revenue stream, while leveraging the distribution platform we have built over the last several years. We have a clear vision of where we are headed and a strategy that positions us ideally to benefit from advances in content delivery both digitally and in print.”

Financial Highlights

Adjusted income from continuing operations for the fiscal 2008 second quarter totaled $4.7 million, or $0.09 per diluted share. GAAP revenue totaled $434.1 million.  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter totaled $13.8 million, which was a 9.1% decrease over the same period last year. Adjusted operating income for the second quarter totaled $10.4 million, a decrease of 12.5% over the prior year quarter. Operating margins decreased to 2.4% from 2.7%.

GAAP income from continuing operations for the fiscal 2008 second quarter totaled $2.4 million, or $0.04 per diluted share, compared to fiscal 2007 second quarter income from continuing operations of $3.2 million, or $0.06 per diluted share.

Adjusted income from continuing operations for the six month period ending July 31, 2007 totaled $9.9 million, or $0.19 per diluted share, on total revenue of $909.6 million. Adjusted EBITDA for the six month period totaled $29.9 million, a 4.2% increase over last year. GAAP income from continuing operations for the six month period ended July 31, 2007 decreased $0.4 million or 7.3% to $5.7 million or $0.11 per diluted share as compared to $6.1 million or $0.12 per diluted share for the same period last year. GAAP revenue in the current six month period increased $28.4 million or 3.2% to $909.6 million compared to prior year first half total revenue of $881.2 million.

The Company uses both Generally Accepted Accounting Principles (GAAP), and non-GAAP or adjusted financial measures, to evaluate and report the results of its business.  A reconciliation of the non-GAAP financial measures to the comparable GAAP financial measure is available on the Company’s home page at www.sourceinterlink.com by selecting “Reconciliation of Non-GAAP Financial Measures.”

The Company provides non-GAAP or adjusted financial information in order to provide meaningful supplemental information regarding its operational performance and to enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. The Company believes that investors benefit from seeing its results “through the eyes” of management in addition to the GAAP presentation. Management measures segment and enterprise performance using measures such as those disclosed in this release. This information facilitates management’s internal comparisons to the Company’s historical operating results.

Non-GAAP or adjusted information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with, or an alternative for, GAAP in the United States. It excludes items, such as amortization of acquired intangible assets, charges incurred to consolidate and integrate distribution facilities of recently acquired businesses and  non-cash stock-based compensation that may have a material effect on the Company’s net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that its GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the Company. The non-GAAP or adjusted information provided by the Company may be different from the non-GAAP or adjusted information provided by other companies.

GAAP earnings per share in the fiscal 2007 second quarter were calculated on 53.3 million diluted shares outstanding, compared with 52.4 million diluted shares outstanding in fiscal 2008 second quarter.

See table below for reconciliation of GAAP financial results to adjusted amounts.  Adjusted Incomes from Continuing Operations were calculated utilizing a tax rate of 40 percent.

Q2 2008

	Operating Income					Income from
	Magazine	CD and DVD	In-Store	Shared		Continuing
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$4,501	$3,860	$2,378	$(4,145)	$6,594	$2,439
Adjustments:
Amortization of acquired intangibles	1,277	2,555	104	—	3,936	2,362
Gain on sale of assets	—	—	(173)	—	(173)	(104)

Adjusted	$5,778	$6,415	$2,309	$(4,145)	$10,357	$4,697

	Magazine	CD and DVD	In-Store	Shared
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$5,778	$6,415	$2,309	$(4,145)	$10,357
Depreciation and other amortization	1,006	1,627	90	546	3,269
Other income	131	—	3	(7)	127

Adjusted EBITDA	$6,915	$8,042	$2,402	$(3,606)	$13,753

Q2 2007

	Operating Income					Income from
	Magazine	CD and DVD	In-Store	Shared		Continuing
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$4,555	$6,971	$3,178	$(6,487)	$8,217	$3,238
Adjustments:
Amortization of acquired intangibles	1,030	1,878	—	—	2,908	1,745
Allocation changes	(1,040)	1	(215)	1,254	—	—
Relocation, integration and consolidation expenses	547	—	—	168	715	429
Difference in GAAP and adjusted tax rate	—	—	—	—	—	32

Adjusted	$5,092	$8,850	$2,963	$(5,065)	$11,840	$5,444

	Magazine	CD and DVD	In-Store	Shared
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$5,092	$8,850	$2,963	$(5,065)	$11,840
Depreciation and other amortization	697	1,738	283	524	3,242
Other income	(33)	—	62	27	56

Adjusted EBITDA	$5,756	$10,588	$3,308	$(4,514)	$15,138

6 Months 2008

	Operating Income					Income from
	Magazine	CD and DVD	In-Store	Shared		Continuing
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$9,098	$10,452	$4,761	$(8,905)	$15,406	$5,653
Adjustments:
Amortization of acquired intangibles	2,561	4,433	104	—	7,098	4,259
Gain on sale of assets	—	—	(173)	—	(173)	(104)
Stock compensation expense	—	—	—	179	179	107

Adjusted	$11,659	$14,885	$4,692	$(8,726)	$22,510	$9,915

	Magazine	CD and DVD	In-Store	Shared
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$11,659	$14,885	$4,692	$(8,726)	$22,510
Depreciation and other amortization	1,972	3,784	281	1,123	7,160
Other income	311	—	(132)	20	199

Adjusted EBITDA	$13,942	$18,669	$4,841	$(7,583)	$29,869

6 Months 2007

	Operating Income					Income from
	Magazine	CD and DVD	In-Store	Shared		Continuing
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$8,461	$14,150	$5,979	$(13,739)	$14,851	$6,100
Adjustments:
Amortization of acquired intangibles	1,941	3,756	—	—	5,697	3,418
Impairment charge	—	—	—	529	529	317
Allocation changes	(2,782)	154	(181)	2,809	—	—
Relocation, integration and consolidation expenses	547	—	—	168	715	429
Stock compensation expense	—	—	—	400	400	240
Difference in GAAP and adjusted tax rate	—	—	—	—	—	(159)

Adjusted	$8,167	$18,060	$5,798	$(9,833)	$22,192	$10,346

	Magazine	CD and DVD	In-Store	Shared
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$8,167	$18,060	$5,798	$(9,833)	$22,192
Depreciation and other amortization	1,437	3,317	583	1,073	6,410
Other income	32	—	9	33	74

Adjusted EBITDA	$9,636	$21,377	$6,390	$(8,727)	$28,676

Free Cash Flow

	Three Months ended July 31,		Six Months ended July 31,
	2007	2006	2007	2006

Cash provided by (used in) operating activities	$2,625	$14,935	$9,512	$(41,993)
Purchase of claims	(23,831)	(30,639)	(47,587)	(58,541)
Payments received on purchased claims	31,460	30,185	59,531	57,840
Capital expenditures	(5,409)	(4,505)	(9,436)	(6,460)

Free cash flow	$4,845	$9,976	$12,020	$(49,154)

As stated on the Company’s first quarter earning conference call, effective with the current fiscal year, the Company has modified the allocation of certain shared service expenses to the operating segments to correspond with a change in management’s view of each segments operating structure. This change has no effect on consolidated results. Also, note that for comparative purposes, adjusted segment results presented for last year have been restated to reflect this change. Please see the Company’s Q1 earnings release or the Company’s Web site for the impact on each segment by quarter for the prior year.

Segment Results

Media Segment — Source will begin reporting financial results for this segment beginning in the third quarter fiscal 2008.

Magazine Fulfillment Segment — The Company’s Magazine Fulfillment segment reported GAAP revenue of $228.5 million compared with $223.2 million in the prior year second quarter, an increase of approximately 2.3%.  GAAP gross profit margins increased from 22.9% in the prior year period to 23.1% in the current period. Adjusted operating income increased 13.4% to $5.8 million in the fiscal 2008 second quarter due to margin improvement on higher sales and realization of synergies and cost savings from previous acquisitions.

For the six month period ended July 31, 2007, the Magazine Fulfillment segment, which includes the distribution service areas in Southern California and Washington D.C./Baltimore acquired as of March 30, 2006 reported GAAP revenue of $462.4 million, compared with $418.2 million in the prior year period, an increase of 10.6%. Gross margin increased from 22.5% in the prior year period to 23.3% in the current period.  Adjusted operating income was $11.7 million, compared with $8.2 million in the prior year period. Adjusted operating margins increased from 2.0% in the prior year period to 2.5% in the current period.

DVD and CD Fulfillment Segment — The CD and DVD Fulfillment segment reported GAAP revenue of $195.2 million, gross margin of 18.7% and adjusted operating income of $6.4 million for the second quarter.   Net revenue for the fiscal 2008 second quarter decreased 1.5% compared to $198.2 million in the fiscal 2007 second quarter.  Sales of DVDs increased 16.3% to $88.7 million, offsetting a CD revenue decline of 12.1% to $100.8 million. Adjusted operating margins decreased from 4.5% in the prior year second quarter to 3.3% in the current year period.  The decrease in operating income and margin was due primarily to lower revenue, lower margin product mix and higher servicing costs related to a greater volume of VMI accounts. Gross profit margins for the second quarter decreased to 18.7% from 19.0%.

For the six month period ended July 31, 2007, the DVD and CD Fulfillment segment reported GAAP revenue of $426.0 million, operating income of $10.5 million, and gross margin of 18.0%.  For comparative purposes, revenue for the first half of last year was $438.9 million, operating income was $14.2 million, and gross margin was 18.0%. Adjusted operating income for the six month period decreased 17.6% to $14.9 million. Adjusted operating margins for the six month period decreased from 4.1% in the comparative prior year period to 3.5% in the current year period.

In-Store Services Segment — The In-Store Services segment recorded GAAP revenue of $10.5 million in the fiscal 2008 second quarter, compared with $11.9 million in the year-ago quarter, primarily due to lower claiming and information revenue. Adjusted operating income for the fiscal 2008 second quarter was $2.3 million compared to $3.0 million in the prior year period. Adjusted operating margins decreased to 22.1% from 24.9%

For the six month period ended July 31, 2007, In-Store Services segment reported GAAP revenue of $21.1 million, compared with $24.1 million in the prior year period.  Adjusted operating income for the six month period ended July 31, 2007, was $4.7 million, versus $5.8 million in the prior year period.

Results have been adjusted to reflect the sale during the first quarter fiscal 2008 of the Company’s wood-manufacturing business, formerly a division of the In-Store services segment and currently reported as a discontinued operation.

Shared Services Segment — The Shared Services segment consists of corporate and shared overhead functions associated with the individual operating segments. Shared Services decreased 20.1% to $3.6 million in the second quarter and decreased 13.1% to $7.6 million for the six month period on an EBITDA basis.  Shared services expenditures as a percentage of GAAP revenue decreased from 1.0% in the prior year period to 0.8% in the current year period.

For the six month period ended July 31, 2007, shared services as a percentage of revenue decreased from 1.4% to 0.9% as compared to the prior year six month period.

Fiscal 2008 Second Quarter Conference Call

Source Interlink Companies, Inc. will host a teleconference to discuss its fiscal 2008 second quarter on Monday, September 10, 2007 at 4:30 p.m. Eastern Time. To access the teleconference, please dial 888-694-4641 (U.S. callers) and 973-582-2734 (Int’l callers), passcode 9121421, ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s Web site at www.sourceinterlink.com. A slide presentation that corresponds with management’s second quarter report has been posted on the Company’s homepage. The slide presentation may be downloaded by using the link provided on the Web site and is also available on the webcast.  A replay of the conference call will be available through Monday, September 17, 2007. It can be accessed by dialing 877-519-4471 (U.S. callers) or 973-341-3080 (Int’l callers), passcode 9121421. The webcast will also be archived on www.sourceinterlink.com for 30 days.

About Source Interlink Companies, Inc.

Source Interlink Companies, Inc. (NASDAQ: SORC), a media and marketing services company, is one of the largest publishers of magazines and online content for enthusiast audiences and is also a leading distributor of home entertainment products, including DVDs, music CDs, magazines, games, books, and related items. With annual ”run-rate” revenue in excess of $2.5 billion, Source Interlink serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include consumer goods advertisers, subscribers, movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise.

The Company’s fully integrated businesses and activities include:

•                  Publishing and providing enthusiast media content including 70 magazines, over 65 events, two television shows, a radio program, 90 related Web sites and 400 branded products for automobile, marine, equine, outdoor sports, home tech and daytime television

•                  Distribution and fulfillment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet

•                  Import and export of periodicals to more than 100 markets worldwide

•                  Managing product selection and placement of impulse items at checkout counters

•                  Processing and collection of rebate claims and management of point-of-purchase sales data

•                  Design, manufacture and installation of wire fixtures and displays in major retail chains

•                  Licensing of children’s and family-friendly home entertainment products

For more information, please visit the Company’s Web site at http://www.sourceinterlink.com.

This press release contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) adverse trends in advertising spending; (ii) interest rate volatility and the consequences of significantly increased debt obligations (iii) price  volatility in fuel, paper and other raw materials used in our businesses; (iv) market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products; (v) our ability to realize additional operating efficiencies, cost savings and other benefits from recent acquisitions, (iii) an evolving market for entertainment media, (vi) the ability to obtain product in sufficient quantities; (vii) adverse changes in general economic or market conditions; (viii) the ability to attract and retain employees; (ix) intense competition in the marketplace and (x) other events and other important factors disclosed previously and from time to time in Source Interlink’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 25, 2007.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

Contacts:

Investors:		Media:
Dean Heine	Denise Roche	Nancy Zakhary
Investor Relations	Brainerd Communicators	Brainerd Communicators
Source Interlink Companies, Inc.	212-986-6667	212-986-6667
239-949-4450	roche@braincomm.com	nancy@braincomm.com
dheine@sourceinterlink.com

SOURCE INTERLINK COMPANIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three months ended July 31,		Six months ended July 31,
	2007	2006	2007	2006

Revenues	$434,147	$433,308	$909,552	$881,202
Cost of revenues (including depreciation of $218, $139, $435, and $294, respectively)	340,658	339,199	716,569	698,123

Gross profit	93,489	94,109	192,983	183,079

Selling, general and administrative expense	55,266	54,074	113,357	108,142
Fulfillment freight	24,493	25,092	50,248	47,027
Depreciation and amortization	6,985	6,011	13,821	11,815
Merger and acquisition charges	—	—	—	—
Relocation expense	324	715	324	715
Gain on sales of assets	(173)		(173)	—
Impairment of land and building held for sale	—	—	—	529

Operating income	6,594	8,217	15,406	14,851

Other income (expense):
Interest expense (including amortization of deferred financing fees of $150, $168, $300, and $300, respectively)	(2,894)	(2,868)	(6,461)	(5,135)
Interest income	238	44	279	112
Other	128	56	199	75

Total other expense	(2,528)	(2,768)	(5,983)	(4,948)

Income from continuing operations, before income taxes	4,066	5,449	9,423	9,903
Income tax expense	1,627	2,211	3,770	3,803

Income from continuing operations	2,439	3,238	5,653	6,100
Loss from discontinued operations, net of tax	(222)	856	(1,608)	1,253

Net income	$2,217	$4,094	$4,045	$7,353

Earnings per share — basic:
Continuing operations	$0.04	$0.06	$0.11	$0.12
Discontinued operations	—	0.02	(0.03)	0.02

Total	$0.04	$0.08	$0.08	$0.14

Earnings per share — diluted:
Continuing operations	$0.04	$0.06	$0.11	$0.12
Discontinued operations	—	0.02	(0.03)	0.02

Total	$0.04	$0.08	$0.08	$0.14

Weighted average common shares outstanding - basic	52,304	51,811	52,230	51,760
Weighted average common shares outstanding - diluted	52,441	53,291	52,538	53,223

SOURCE INTERLINK COMPANIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 31,
	2007	January 31,
	(unaudited)	2007
Assets
Current assets
Cash	$10,490	$—
Trade receivables, net	61,366	102,658
Purchased claims receivable	5,040	16,983
Inventories	249,715	248,941
Income tax receivable	—	9,932
Deferred tax asset	29,820	29,531
Other	8,784	5,440

Total current assets	365,215	413,485

Property, plants and equipment	98,838	98,812
Less accumulated depreciation and amortization	(32,239)	(30,897)

Net property, plants and equipment	66,599	67,915

Other assets
Goodwill, net	396,041	395,902
Intangibles, net	112,555	118,971
Other	19,680	13,758

Total other assets	528,276	528,631

Total assets	$960,090	$1,010,031

SOURCE INTERLINK COMPANIES, INC.
CONSOLIDATED BALANCE SHEETS (CONCLUDED)
(in thousands, except per share amounts)

	July 31,
	2007	January 31,
	(unaudited)	2007
Liabilities and Stockholders’ Equity
Current liabilities
Checks issued against future advances on revolving credit facility	$—	$1,465
Accounts payable and accrued expenses (net of allowance for returns of $141,654 and $164,069 at July 31, 2007 and January 31, 2007, respectively)	266,764	308,184
Accrued expenses	58,128	62,838
Deferred revenue	1,894	2,630
Current portion of obligations under capital leases	1,343	995
Current maturities of debt	8,157	7,850
Income tax payable	1,884	—

Total current liabilities	338,170	383,962
Deferred tax liability	32,451	32,500
Obligations under capital leases	1,046	1,069
Debt, less current maturities	137,322	146,534
Other	5,267	6,519

Total liabilities	514,256	570,584

Total stockholders’ equity	445,834	439,447

Total liabilities and stockholders’ equity	$960,090	$1,010,031